Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Nicole Donegan
Senior Vice President
Email: ndonegan@severnbank.com
Phone: 410.260.2000

Severn Bank Appoints Chief Operating Officer

Annapolis, MD (August 9, 2017) - Severn Bancorp, Inc., (NASDAQ: SVBI) parent company of Severn Bank (“Severn”), today announced the appointment of Eric M. Keitz as Executive Vice President along with his appointment as Chief Operating Officer of Severn.  Mr. Keitz has been a director of Severn Bancorp since 2010 and a director of Severn Bank since 2009.

Mr. Keitz has been a practicing Certified Public Accountant since 1986. He has extensive experience in auditing, tax, and SEC reporting.  He is currently serving as Chairman of the Audit and Examining Committee, and is currently a member of the Compensation Committee, Corporate Governance Committee, and Directors Loan Committee. His role at Severn will be to oversee management of operations, and he will join the Bank in late August.

Commenting on the appointment, Alan J. Hyatt, President and Chief Executive Officer said, “We are pleased to have Eric join our team as Chief Operating Officer.  His strong accounting and financial skills will be very important to our enterprise and operational risk management efforts. Given his long involvement at Severn in his board capacity, Eric understands the operations well, and I look forward to him being a major contributor.”

Mr. Keitz remarked, “It is a great honor to be joining the Severn Bank team.  I look forward to working with the team toward the common goal of enhancing our customer experience and creating long-term shareholder value.”

About Severn Bank

Founded in 1946, Severn Bank is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending.  It has assets of approximately $775 million and five branches located in Annapolis, Edgewater, Glen Burnie, and Severna Park.  The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution.  Severn is on the Web at www.severnbank.com.

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